Exhibit 10.8

TIME BROKERAGE AND OPTION AGREEMENT

BY AND BETWEEN

VISION BROADCAST NETWORK, INC.

AND

COMMUNITY TELEVISION DEVELOPMENT CORP.

DECEMBER 31, 2007

TIME BROKERAGE AND OPTION AGREEMENT

THIS TIME BROKERAGE AND OPTION AGREEMENT (the “Agreement”) executed as of this 31st day of December, 2007, by Vision Broadcast Network, Inc. (“Broker”), a Florida Corporation and Community Television Development Corp., (“Licensee”), a Florida corporation, witnesses that the parties have made the recitals and agreements set out below.

RECITALS

WHEREAS, Licensee has been awarded Lower Power Television/Television Translator Broadcast Station Construction Permits (the “Construction Permits”) by the Federal Communications Commission, an agency of the United States government (the “FCC”), for the operation of low power television stations listed in Exhibit “A” (the “Stations”); and

WHEREAS, Licensee expects to construct such stations to serve the Markets, and intends to have constructed said station and to maintain a License therefore (the “License”) from the FCC; and

WHEREAS, Licensee has available broadcasting time for Broker’s programs to be broadcast on the Station; and

WHEREAS, Broker desires to avail itself of Station’s broadcast time.

NOW, THEREFORE, in consideration of the recitals and the mutual promises set forth below, the Parties agree as follows:

1. Definitions. As used in the Agreement, the following terms shall have the meanings indicated:

a. “Start Date” means the date construction has been completed on the Station and the Station begins operation pursuant to program test authority.

b. “Transmission Facilities” means the transmission site equipment and facilities to be owned by Broker, and leased by Licensee.

c. “Final Order” means an order, decree, or other writing issued by the FCC which is not subject to appeal, review, challenge, or reconsideration.

2. Term. The term of this Agreement shall begin on the date of execution hereof and shall continue for a period of 10 years, however, should Broker exercise its purchase option as set forth in Section 5.c., the term shall be extended until such purchase is closed and a Final Order from the FCC approving such transfer has been obtained.

3. Time Brokerage. Licensee agrees to construct and broadcast on the Station, or cause to be broadcast, programs which are presented to it by Broker for twenty-four hours a day, seven days a week, or on such other schedule as the parties may mutually agree to. Broker shall also have the right to sell any advertising time offered during the brokered programs. Notwithstanding any other provision of this agreement, Licensee shall have the right to substitute any programming which it deems to be of greater public interest value than Broker’s programming and Licensee shall have the right to refuse to air programming which is prohibited under 7c.

4. Control of Facilities. Notwithstanding anything in this Agreement to the contrary, Licensee, as the FCC licensee of the Station, shall be responsible for the compliance with all applicable FCC rules and policies. Licensee will have control, in accordance with FCC rules and policies, of the construction, operation, management and maintenance of the Transmission Facilities to the extent necessary to comply with such rules and policies.

5. Payments. In consideration of Licensee’s obligations as outlined in this Agreement, Broker agrees to make the following payments (the “Payments”) to Licensee:

a. Signing Fee. Broker shall pay $1,000,000.00 within 24 months of executing this Agreement. Payment is detailed under Exhibit “B” which is attached to this Agreement.

b. Monthly Brokerage Fee. Commencing on start date and continuing throughout the term of this Agreement or until Licensee exercises its option to purchase the “Construction permit” (or covering License, which shall be included in the term “Construction Permit” where appropriate) and such purchase is completed, whichever occurs first, Broker shall not pay to Licensee a monthly royalty. However, Broker will provide to Licensee up to two hours per week for Public Service Announcements or non-commercial programming.

c. Purchase Option. Licensee hereby grants to Broker the option to purchase outright all rights and interests to the Construction Permit and facilities exclusively related thereto for Ten Thousand Dollars ($10,000), which option may be exercised at any time within ninety (90) days following the first date which Licensee is legally able to transfer its interest in the License. Within five (5) days of this exercise of the Purchase Option, Broker shall prepare transfer applications for submittal to the FCC. Broker shall pay $10,000 to Licensee and within ten (10) days of final FCC order on transfer approval. Licensee shall convey all rights, title and interest in the License, free and clear of all liens and encumbrances, to Broker by written instrument acceptable to Broker. Broker and Licensee hereby agree to cooperate fully and in good faith in preparing documentation and petitioning the FCC to approve the assignment of the Construction Permit. Broker shall be responsible for procuring and paying for all engineering and attorney’s fees involved in securing approval of the assignment from the FCC.

6. Filing of Documents. The parties agree to cooperate fully with one another in filing all necessary documents with the FCC and any other government agency that may require same to accomplish the objectives set forth herein. Broker agrees to procure and pay for engineering and legal services to file for and prosecute any modification and transfer applications. Broker shall provide Licensee sufficient information after construction to permit Licensee to apply for license within 10 days of construction completion.

7. Construction. Broker, under the direction and supervision of Licensee and subject to Section 4, shall, at its sole cost and expense, complete construction of the Transmission Facilities as authorized by the FCC. Broker is aware that each of the Construction Permits Expire as noted in Exhibit A and Broker will order equipment and execute a site lease immediately.

a. Lease of Transmission Facilities to Licensee. Subject to an Event of Default, for the sum of One Dollar ($1.00) per year, and the other recitals and terms and conditions of this Agreement, the receipt and sufficiency of which are hereby acknowledged by Broker, Broker shall lease the Transmission Facilities to Licensee for a term equal to the duration of this Agreement. Broker shall not be deemed to be an employee or agent of Licensee. Likewise, Licensee shall not be deemed to be an employee or agent of Broker.

b. Operation and Maintenance. Subject to the provisions of Section 4, Broker, under the direction and supervision of Licensee, shall, at its sole cost and expense, operate and maintain the Transmission Facilities in good operating condition and repair. All persons performing operations, maintenance, repairs, or any other duties at the Transmission Facilities shall be technically qualified and properly licensed to perform such duties and shall work under Licensee’s direct and continuing supervision and in accordance with good engineering and operating practices consistent with industry standards and FCC requirements.

c. Nature of Programming. Broker is prohibited from and shall not use the Station in any manner for any unlawful purpose including, but not limited to, the advertisement, transmission or delivery of any movie, program or material which is rated “X” or advertised as “X”, or similar rating, by the Classification and Rating Administration of the Motion Picture Association of America, Inc. (or any successor thereto or other public or private classification or rating service), or any movie, program, or material that is obscene, indecent, profane, or defamatory under 18 U.S.C. Section 1464, as it may be amended from time to time, or under any other federal statute, regulation or rule, or which movie, program, or material is obscene, indecent, profane or defamatory under the laws of the state where the Transmission Facilities are located, or under the laws of any other state, or are prohibited by the FCC, or are in violation of any other law, order, ordinance or regulation of any body exercising jurisdiction over Broker, Licensee, or transmission facilities.

8. Governmental and third Party Authorizations. Licensee shall use its best efforts, and Broker shall cooperate on a best efforts basis with Licensee, to obtain any and all FCC licenses, permits, authorizations or approvals required to carry out the transactions contemplated by this Agreement and to operate the Station. Broker shall use its best efforts and its good offices to assist Licensee in obtaining necessary approvals. Licensee shall use its best efforts to maintain the Construction permit and/or License for the Station in effect. At the end of the term of the License, Licensee shall use its best efforts to cause such License to be renewed.

9. Representation and Warranties of the Broker. Broker represents and warrants as follows:

a. Organization. Broker warrants that it is duly organized , validly existing and in good standing under the laws of it’s jurisdiction. Broker is qualified or otherwise entitled to do business in all jurisdictions in which such qualification or entitlement is required by reason of its business, activities, or ownership or property. Broker has all requisite power and authority to own its properties and to carry on its business. Broker has all requisite power to execute, deliver, and, subject to the regulatory authority of the FCC, perform this Agreement.

b. Authorization. All necessary actions on the part of Broker to authorize the execution and delivery of this Agreement, and the performance of the obligation of Broker herein, have been taken. This Agreement is valid and legally binding upon Broker and enforceable in accordance with its terms except to the extent that enforceability thereof may be limited by bankruptcy, insolvency or the laws relating to the enforcement of creditor’s rights or by the application of equitable principles.

c. No Violation. The execution, delivery and performance of this Agreement and all actions and transactions contemplated hereby: (i) will not violate any provision of law or the Certificate of Incorporation of Broker, any order of any court or other agency of government to which Broker is party or by which it or any of its properties is bound, and (ii) will not violate, be in conflict with, result in a breach of or constitute (with notice or lapse of time or both) a default under applicable law, order or regulation, indenture, agreement or other instrument to which Broker is a party or by which it or any of its properties is bound and which has not been waived or consented to, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of its property or assets.

d. Reliance. Licensee would not enter into this Agreement but for its reliance upon the foregoing representations and warranties of the Broker.

e. Insurance. Broker shall maintain insurance with adequate limits to protect itself against any claims, demands, actions, and liabilities which may arise or result, directly or indirectly, from or by reason of loss or injury or damage, and shall cause Licensee to be named as an additional insured on such policies.

10. Representations, Warranties and Covenants of Licensee. Licensee represents and warrants as follows:

a. Organization. Licensee is qualified or otherwise entitled to do business in all jurisdictions in which such qualification or entitlement is required by reason of its business, activities, or ownership or property. Licensee has all requisite power and authority to own its properties and to carry on its business. Licensee has all requisite power to execute, deliver, and, subject to regulatory authority of the FCC, perform this Agreement.

b. Authorization. All necessary actions on the part of the Licensee to authorize the execution and delivery of this Agreement, and the performance of the obligation of Licensee herein, have been taken. This Agreement is valid and legally binding upon Licensee and enforceable in accordance with its terms except to the extent that enforceability thereof may be limited to bankruptcy, insolvency or the laws relating to the enforcement of creditor’s rights or by the application of equitable principles.

c. No Violation. The execution, delivery and performance of this Agreement and all actions and transactions contemplated hereby: (i) will not violate any provision or any order of any court or other agency of government to which Licensee is party or by which it or any of its properties is bound, and (ii) will not violate, be in conflict with, result in a breach or constitute (with notice of lapse of time or both) a default under any applicable law, order or regulation, indenture, agreement or other instrument to which Licensee is a party or by which it or any of its properties is bound and which has not been waived or consented to, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of its property or assets.

d. Transfer. Subject to the FCC’s rules and regulations, Licensee is not aware of any facts or circumstances which would cause the FCC to delay or deny a sale, transfer and assignment of all Licensee’s rights and interests in the Construction Permit to Broker.

e. Reliance. Broker would not enter into this Agreement but for its reliance upon the foregoing representations and warranties of the Licensee.

11. Defaults. For purposes of this Agreement, it shall be an “Event of Default” hereunder if:

a. Payment. Broker fails to make any payment due and payable under this Agreement within sixty (60) days after such a payment is due.

b. Representations or Warranties. Any of the material representations or warranties of Broker or Licensee prove at any time to be incorrect as of the date of this Agreement.

c. Breach of Covenant. Except for Broker’s failure to make any payments within sixty (60) days after it is due as provided by Section 11(a) above, either party materially breaches any covenant or agreement herein or fails to comply with any material provision of this Agreement, and such breach or failure continues for thirty (30) days after written notice thereof shall have been sent by the nonbreaching party to the breaching party.

d. Loss of FCC Construction Permit. Licensee shall forfeit, surrender, submit for cancellation, suffer the revocation of, or suffer or accept the adverse modification of the Construction Permit, such default having no cure period and considered fully matured as of the last day that the Licensee may lawfully operate the facilities as authorized prior to modification, unless such loss or adverse modification results because of the actions or inaction’s of Broker. In addition, Broker shall have the right to terminate this Agreement if an application for modification, renewal, transfer, or assignment hereunder is designated for hearing, unless such designation arises because of the actions or inactions of Broker; notice of such termination must be given within ten (10) days of notice from the FCC that the application has been so designated.

e. Rights in Event of Default. In the Event of Default under this Section 11, and in addition to all other remedies available in law or equity, the nondefaulting party, if not itself in default, shall be entitled to terminate this Agreement, at its sole and exclusive election, upon written notice to the other party, and all rights and obligations hereunder shall cease as of such notice date, except the rights and obligations set forth in Section 12 of this Agreement shall survive such termination for claims arising from acts or omissions occurring during the time this Agreement was in full force and effect.

12. Indemnification. Broker shall indemnify, defend and hold Licensee harmless from any and all claims, damages, causes of action, penalties, statutory damages, interest, and costs and expenses, including attorney’s fees and court costs, arising out of any transmission over the Transmission Facilities prohibited by Section 7.c. or that violates applicable federal or state lottery laws, the Communications Act of 1934, as amended, or the rules and policies of the FCC, or that infringes in any respect the copyright, trademark, licensing royalty, property or other rights of any person, or entity or resulting from Broker’s breach of this Agreement, or that arises from Broker’s construction or operation of transmission facilities.

13. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be effective upon receipt, in each case addressed:

If to Licensee, to:

Vision Broadcast Network, Inc.
Donald Jones, President
One East Broward Blvd., Suite 700
Ft. Lauderdale, FL 33301

If to Broker, to:

Community Television Development Corporation
Dr. Daniel Fortunato, President
111 North Lake Blvd., Suite 245
Palm Beach, FL

Provided, however, that if any party shall have designated a different address by notice to the others, then to the last address so designated.

14. Waivers. Any waiver or failure to take immediate action by any Party of any breach of or failure to comply with any provision of this Agreement by the other Party shall not be construed as, or constitute, a continuing wavier or such provision, or a waiver of any other provision of this Agreement.

15. Complete Agreement. This Agreement sets forth the entire understanding of the Parties hereto and supersedes all prior agreements, covenants arrangements, communications, representations or warranties, whether oral or written, by any Party or any officer, employee or representative of any Party.

16. Governing Law. This Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of Florida and of the United States of America and by the laws of the state wherein any action is brought.

17. Force Majeure. If by reason of Force Majeure either Party is unable in whole or in part to carry out its obligations hereunder, said party shall not be deemed in violation or default during the continuance of such inability. The term “Force Majeure”, as expressed herein, shall mean the following: acts of God; acts of public enemies; orders of any kind of the government of the United States of America or of any individual state or any of their departments, agencies, political subdivisions, or officials; or any civil or military authority; insurrections; riots; epidemics; landslides; lightning; earthquakes; fires; hurricanes; volcanic activity; storms or extraordinary force; floods; washouts; droughts; civil disturbances; explosions or any other cause or event not reasonably within the control of the adversely affected party.

18. Amendment. This Agreement may be amended or terminated only by an instrument in writing duly executed by the Party against whom the amendment is to be enforced.

19. Counterparts. More than one counterpart of this Agreement may be executed by the Parties hereto, and each fully executed counterpart shall be deemed an original.

20. Dealings with Third Parties. Neither Party is, nor shall either Party hold itself out to be, vested with any power or right to contractually bind, act on behalf of the other as its contracting broker, agent or otherwise for committing selling, conveying or transferring any of the other Party’s assets or property, contracting for or in the name of the other Party, or making any contractually binding representations as to the other Party which shall be deemed representations contractually binding such Party. Any agreements executed by broker with third parties shall be executed in the name of the Broker and shall not be executed in the name of the Licensee or the Construction Permit or otherwise lead third parties to believe they have recourse against Licensee or the Construction Permit.

21. Severability. If any provision of this Agreement is declared void by any court of competent jurisdiction or the FCC, the validity of any other provision of this Agreement shall not be affected.

22. Survival. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective assigns, heirs, successors and legal representatives.

23. Assignment. This Agreement may be assigned by Licensee or Broker, provided that the Party obtains the prior written consent of the other Party, which consent shall not be unreasonably withheld.

24. Time of Essence. Time is of the essence for all clauses in this Agreement, whether not such clauses set forth anytime for the performance of any act.

25. Independent Relationships. Nothing in this contract shall be construed as creating an employer-employee relationship by and between Licensee and Broker, and Licensee shall not be held responsible for the acts or omissions of the Broker, nor shall Broker be held responsible for the acts or omissions of the Licensee.

26. Brokerage Fees. Neither party will be responsible for any brokerage fees, finders fee, commissions, or similar obligations incurred by the other party as a result of or in connection with this Agreement.

Nothing herein contained shall bar the right of either party to seek and obtain temporary injunctive relief from a court of competent jurisdiction in accordance with applicable law against threatened conduct that will cause loss or damage, pending completion of the arbitration.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

Broker:

VISION BROADCAST NETWORK, INC.

Donald Jones, President

Licensee:

COMMUNITY TELEVISION DEVELOPMENT CORPORATION

Dr. Daniel Fortunato, President

Exhibit “A”

Station	Channel	Market	Expiration	Status

Exhibit “B”

Signing Fee

1.)	Broker agrees to a NON REFUNDABLE deposit of 20% ($200,000) by the end of May 31st 2009.

2.)	Broker agrees to make periodic payments on the remaining balance of ($800,000) on a best effort basis. The anticipated payments based on current funding commitments will be:

June 31st 2009	$400,000
August 31st 2009	$400,000